CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in the Registration Statement of Financial Security Assurance Holdings Ltd. on Form S-3, as amended by Pre-Effective Amendment No. 1 thereto, relating to the shelf registration of $230,000,000 of debt securities, common stock, stock purchase contracts, stock purchase units and preferred stock, of:

      1. Our report dated January 26, 1999 on our audits of the consolidated balance sheets of Financial Security Assurance Holdings Ltd. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, which report is incorporated by reference in the Annual Report on Form 10-K of Financial Security Assurance Holdings Ltd. for the fiscal year ended December 31, 1998;

      2. Our report dated January 26, 1999 on our audits of the financial statement schedule relating to the consolidated financial statements of Financial Security Assurance Holdings Ltd. and Subsidiaries, which report is included in the Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

      3. Our report dated January 26, 1999 on our audits of the consolidated balance sheets of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1998, which report is included as Exhibit 99 to the Annual Report on Form 10-K of Financial Security Assurance Holdings Ltd. for the fiscal year ended December 31, 1998.

      We also consent to the reference to our Firm under the caption "Experts".


                                        /s/ PricewaterhouseCoopers LLP

New York, New York
May 5, 1999